Exhibit 4.6

FIRST AMENDMENT TO

SECURITIES PURCHASE AGREEMENT BY AND AMONG

DELPHAX TECHNOLOGIES INC.

TATE CAPITAL AND PARTNERS FUND, LLC

DATED

FEBRUARY 4, 2004

This First Amendment (the "Amendment") to the Securities Purchase Agreement by and Among Delphax Technologies Inc. ("Delphax") and Tate Capital Partners Fund, LLC ('Tate") (the "Securities Purchase Agreement") is made as of this 26th day of March 2007 by and among Delphax, Pandora Select Partners, L.P. ("Pandora") and Whitebox Convertible Arbitrage Partners, LLC ("CAP"). Capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Securities Purchase Agreement.

Background

A. Delphax, Delphax Technologies Canada Limited ("Delphax Canada") and Whitebox Delphax, Inc. ("Whitebox") have entered into that certain Securities Purchase Agreement of even date herewith (the "2007 Purchase Agreement") pursuant to which Delphax and Delphax Canada have agreed to issue, and Whitebox has agreed to purchase, 12% Secured Subordinated Notes of Delphax Canada and Warrants of Delphax.

B. Pandora and CAP are the owners and holders of all the Convertible Notes issued under the Securities Purchase Agreement.

C. The execution of this Amendment is a condition precedent to the consummation of the transactions contemplated by the 2007 Purchase Agreement.

In consideration of the foregoing, the parties agree as follows:

Agreement

1. Effective as of April 1, 2007, the last two sentences of section 1.1 of the Securities Purchase Agreement shall be deleted and replaced with the following:

"The Convertible Notes will bear annual interest at a fixed rate of 12% per annum of the unpaid principal amount (computed based on the actual days elapsed in a year of 360 days), payable quarterly in arrears in lawful money of the United States on the first business day of each calendar quarter. Interest shall be payable at the rate of 9% per annum in cash (in lawful money of the United States), and interest at a rate of 3% per annum (the "PIK Interest Portion") shall be payable in shares of Common Stock, par value $.10 per share, of the Company, which number of shares shall be determined by dividing the monetary value of the PIK Interest Portion of the accrued interest due on the unpaid Face Amount for the relevant quarterly period by the Market Price of the Common Stock as of the interest payment date.

"Market Price" shall mean, if the Common Stock is traded on a securities exchange or on the NASDAQ National Market, the average of the closing prices of the Common Stock on such exchange or the NASDAQ National Market on the 20 trading days ending on the trading day prior to the date of determination, or, if the Common Stock is otherwise traded in the over-the-counter market, the average of the closing bid prices on the 20 trading days ending on the trading day prior to the date of determination. If at any time the Common Stock is not traded on an exchange or the NASDAQ National Market, or otherwise traded in the over-the-counter market, the Market Price shall be deemed to be the higher of (i) the book value thereof as determined by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made, or (ii) the fair value thereof determined in good faith by the Board of Directors of the Company as of a date which is within 15 days of the date as of which the determination is to be made.

2. The parties agree to execute an addendum to each Convertible Note in the form of Exhibit A hereto. Any Convertible Note delivered after the date hereof shall be amended to reflect this Amendment.

3. Reaffirmation. Except as otherwise specifically set forth herein, the terms and provisions of the Existing Security Agreement, as amended hereby, are ratified, confirmed and approved. To the extent that there is any conflict between this Amendment and the Existing Security Agreement, this Amendment shall govern.

4. This Amendment shall be governed by and interpreted in accordance with the laws of the State of Minnesota without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States federal and state courts located in the State of Minnesota with respect to any dispute arising under this Amendment.

5. Counterparts. This Amendment may be executed and delivered by facsimile signature in two or more counterparts, each of which will be deemed an original, and all of which will constitute the same agreement.

[Signature page follows]

The parties have caused this Amendment to be executed by their duly authorized representatives as of the date indicated below.

DELPHAX TECHNOLOGIES INC. By: /s/ Gregory S. Furness Its: Vice President & CFO	WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LLC By: /s/ Jonathan Wood Its: CFO/Director
Tate Capital Partners Fund, LLC By: /s/ Frank McEvoy Its: Managing Member	PANDORA SELECT PARTNERS, L.P. By: /s/ Jonathan Wood Its: CFO/Director

[Signature Page to First Amendment]